Exhibit 10.18

NATIONAL COMMERCE FINANCIAL CORPORATION

EQUITY INVESTMENT PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2009

THIS INDENTURE made as of January 1, 2002, by National Commerce Financial Corporation (hereinafter called the “Primary Sponsor”);

W I T N E S S E T H:

WHEREAS, the Primary Sponsor maintains the National Commerce Bancorporation Deferred Compensation Plan (the “NCBC Plan”) and the CCB Financial Corporation Retirement Savings Equity Plan (the “CCB Plan”), each of which allows certain employees to save on a tax advantaged basis; and

WHEREAS, the Primary Sponsor maintains the National Commerce Financial Corporation Investment Plan (the “401(k) Plan”), a defined contribution plan under which participating employees may contribute on a pre-tax basis pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Primary Sponsor may make matching contributions; and

WHEREAS, the limitations of Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code may, separately or in combination, limit the amount of pre-tax employee contributions and employer matching contributions that otherwise could be made under the 401(k) Plan on behalf of certain participants; and

WHEREAS, the Primary Sponsor wishes to freeze the NCBC Plan to new contributions from payroll (other than stock option gain deferrals) and to amend and restate the CCB Plan for the purpose of providing, to the extent possible on a non-qualified and unfunded basis, an opportunity for selected participants in the 401(k) Plan to continue to accumulate retirement savings as if such persons had been able to continue to participate in the 401(k) Plan without regard to certain tax limitations; and

NOW, THEREFORE, the Primary Sponsor does hereby amend and restate the CCB Plan and does hereby rename the CCB Plan as the National Commerce Financial Corporation Equity Investment Plan (the “Plan”), effective January 1, 2002, to read as follows:

[Effective as of the close of business on December 31, 2004, the following paragraphs are added to the end of the Introduction:

Pursuant to the Agreement and Plan of Merger dated as of May 7, 2004, by and between National Commerce Financial Corporation (“NCF”) and SunTrust Banks, Inc. (“SunTrust”), NCF was merged into and with SunTrust on October 1, 2004. As a result of such merger, SunTrust has succeeded to the responsibilities of NCFC and has become the Primary Sponsor under the Plan. Accordingly, on and after October 1, 2004, each reference to the Primary Sponsor shall be a reference to SunTrust.

Effective as of the close of business on December 31, 2004, the Plan is frozen as to new Participants and the Plan will not accept any new deferrals from existing Participants nor credit any Matching Contributions to Accounts pursuant to Section 3.3 (although the Plan will continue to credit accounts with earnings and losses on amounts deferred prior to January 1, 2005).

SECTION 1

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meanings set forth below:

1.1 “Account” means the bookkeeping accounts established and maintained by the Plan Administrator to reflect the interest of a Member under the Plan and shall include the following:

(a) “Before-Tax Account” which shall reflect deferrals by a Member pursuant to Plan Sections 3.1, as adjusted to reflect other credits or charges.

(b) “Matching Account” which shall reflect credits to a Member’s Account made on his behalf pursuant to Plan Sections 3.3, as adjusted to reflect other credits or charges.

1.2 “Accrued Benefit” means the balance of the Member’s Account.

1.3 “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor.

1.4 “Annual Compensation” means “Annual Compensation,” as that term is defined under the 401(k) Plan for purposes of making contributions pursuant to a salary deferral election, as the same may be amended from time to time, without regard to the limit on compensation that may be recognized under Code Section 401(a)(17) and with the inclusion of compensation deferred by the Participant pursuant to Plan Section 3.1.

1.5 “Beneficiary” means the person or trust that a Member designated most recently in writing to the Plan Administrator; provided, however, that if the Member has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the term Beneficiary means (a) the Member’s spouse or (b) if no spouse is alive, the Member’s surviving children, or (c) if no children are alive, the Member’s parent or parents, or (d) if no parent is alive, the legal representative of the deceased Member’s estate.

1.6 “Board of Directors” means the Board of Directors of the Primary Sponsor.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Change in Control” shall be defined and deemed to have occurred if

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Primary Sponsor where such acquisition causes such person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Primary Sponsor entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from the Primary Sponsor, (2) any acquisition by the Primary Sponsor, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Primary Sponsor or any corporation controlled by the Primary Sponsor or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of Subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (1) or (2) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Primary Sponsor, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Corporation Voting Securities; or

(b) individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Primary Sponsor’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c) the shareholders of the Primary Sponsor approve of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Primary Sponsor (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Primary Sponsor or all or substantially all of the Primary Sponsor’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (2) no Person (excluding any employee benefit plan (or related trust) of the Primary Sponsor or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d) approval by the shareholders of the Primary Sponsor of a complete liquidation or dissolution of the Primary Sponsor.

The successful closing of a merger agreement between National Commerce Bancorporation and CCB Financial Corporation on or before December 31, 2000 shall not be considered a Change in Control for the purposes of this Plan.

1.9 “Deferral Amounts” means the amounts of Annual Compensation contributed to the Plan by a Member pursuant to the Member’s election under Plan Sections 3.1.

1.10 “Effective Date” means, as to the Primary Sponsor, January 1, 2002 and as to each other Plan Sponsor which adopts the Plan with consent of the Primary Sponsor, the date designated as such by the adopting Plan Sponsor.

1.11 “Eligible Employee” means any Employee of a Plan Sponsor who is:

(a) considered to be a “management” or “highly compensated employee” within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended; and

(b) designated as eligible to receive benefits under the Plan in the sole discretion of the chief executive officer of the Primary Sponsor.

1.12 “Employee” means any person who is employed by a Plan Sponsor or an Affiliate for purposes of the Federal Insurance Contributions Act.

1.13 “Entry Date” means each entry date under the 401(k) Plan.

1.14 “Individual Funds” means two or more individual subfunds, as established by the Plan Administrator from time to time into which participants may direct the investment of their account.

1.15 “Member” means any Eligible Employee or former Eligible Employee who has become a participant in the Plan, for so long as his benefits hereunder have not been paid out. [The preceding definition of “Member” is deleted effective as of July 1, 2003, and replaced with the following definition:] “Member” means any Eligible Employee who has become a participant in the Plan, for so long as his benefits hereunder have not been paid out or have not been transferred to another qualified plan.

1.16 “Plan Administrator” means the Primary Sponsor.

1.17 “Plan Sponsor” means individually the Primary Sponsor and any other Affiliate or other entity which has adopted the Plan with consent of the Primary Sponsor.

1.18 “Plan Year” means the calendar year.

1.19 “Unforeseen Emergency” means a severe financial hardship to a Member resulting from a sudden and unexpected illness or accident of a Member or of a dependent (as defined in Code Section 152) of the Member, loss of the Member’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. The circumstances that shall constitute an Unforeseen Emergency shall depend upon the facts of each case, but, in any case, payment may not be made to the extent Unforeseen Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Member’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what would not be considered as an Unforeseen Emergency include the need to send a Member’s child to college or the desire to purchase a home. Any determination of the existence of an Unforeseen Emergency and the amount to be distributed on account thereof shall be made by the Plan Administrator (or such other person as may be required to make such decisions) in accordance with rules applied in a uniform and nondiscriminatory manner.

1.20 “Valuation Date” means each business day.

SECTION 2

ELIGIBILITY

2.1 Date of Participation. Each Eligible Employee shall become a Member as of the first Entry Date following the latest of the date on which the Employee (a) is designated for participation in the Plan in the sole discretion of the chief executive officer of the Primary Sponsor and (b) completes an enrollment form prescribed by the Plan Administrator in which the Eligible Employee elects to participate in the Plan; provided, however, that no Eligible Employee may become a Member of the Plan prior to the date on which the Eligible Employee could become a member of the 401(k) Plan.

2.2 Enrollment Form. Each Eligible Employee must complete an enrollment form to enter the Plan. Notwithstanding the foregoing, a Member’s election under the NCBC Plan with respect to Annual Compensation attributable to 2001, but payable in 2002 shall continue to be effective for purposes of the Plan even if such Member has not completed an enrollment form.

2.3 Cessation of Participation. A Member who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3, but shall continue to be subject to all other terms of the Plan so long as he remains a Member of the Plan.

2.4 Suspension of Participation. In the event the Member participates in a plan of a Plan Sponsor or Affiliate intended to qualify under Code Section 401(a) and containing a cash or deferred arrangement qualified under Code Section 401(k), the Member shall be suspended from continued participation under the Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Member under such other plan.

SECTION 3

DEFERRAL ELECTIONS

[The following Section 3.1 is effective August 1, 2003:]

3.1 Election of Deferrals. A Member who is an Eligible Employee for all or any portion of the Plan Year may elect to defer under the Plan a portion of his Annual Compensation otherwise payable to him for the Plan Year provided that the Member has made the maximum salary deferral election for the Plan Year pursuant to Section 3.1(a) of the 401(k) Plan. The deferrals under this Section 3.1 shall be in an amount equal to the amount elected by the Member, but together with the amount which the Member has contributed to the 401(k) Plan pursuant to Section 3.1(a) of the 401(k) Plan with respect to such Plan Year, may not exceed twenty percent (20%) of the Member’s Annual Compensation. If specified by the Plan Administrator, elections to defer Annual Compensation under the Plan may be made at the same time and/or in the same manner as elections under the 401(k) Plan so that only the amount of such election which could not be contributed to the 401(k) Plan due to provisions contained in the 401(k) Plan resulting from the limitations of Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 shall be contributed to the Plan. . Notwithstanding the foregoing, a Member’s election under the NCBC Plan with respect to Annual Compensation attributable to 2001, but payable in 2002 shall continue to be effective for purposes of the Plan.

[The following Section 3.1 was replaced by the Section 3.1 set forth above, August 1, 2003:]

3.1 Election of Deferrals. A Member who is an Eligible Employee for all or any portion of the Plan Year may elect to defer under the Plan a portion of his Annual Compensation otherwise payable to him for the Plan Year provided that the Member has made the maximum salary deferral election for the Plan Year under the 401(k) Plan. The deferrals under this Section 3.1 shall be in an amount equal to the amount elected by the Member, but together with the amount which the Member has contributed to the 401(k) Plan with respect to such Plan Year, may not exceed twenty percent (20%) of the Member’s Annual Compensation. If specified by the Plan Administrator, elections to defer Annual Compensation under the Plan may be made at the same time and/or in the same manner as elections under the 401(k) Plan so that only the amount of such election which could not be contributed to the 401(k) Plan due to provisions contained in the 401(k) Plan resulting from the limitations of Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 shall be contributed to the Plan. . Notwithstanding the foregoing, a Member’s election under the NCBC Plan with respect to Annual Compensation attributable to 2001, but payable in 2002 shall continue to be effective for purposes of the Plan

3.2 Election, Revocation and Modification of Deferrals.

(a) All elections to participate and defer Annual Compensation shall be effective as of the first day of the payroll period beginning on or after the date the Member’s election is processed pursuant to normal administrative procedures and shall remain in effect until the Member notifies the Plan Administrator, in such manner and form as the Plan Administrator shall from time to time prescribe. Once a Member has completed an enrollment form and made an election to defer Annual Compensation pursuant to Section 3.1, the Member may suspend active participation in the Plan or change the rate of deferrals of Annual Compensation in such manner and form as the Plan Administrator shall from time to time prescribe, provided that no such change shall be effective prior to the first day of the payroll period beginning on or after the date the Member’s change or suspension is processed by the Plan Administrator pursuant to normal administrative procedures. A Member who suspends active participation under the Plan may resume active participation in the Plan by making a new election in such form and manner as the Plan Administrator shall from time to time prescribe, which election shall be effective as of the first day of the payroll period commencing after the new election has been processed by the Plan Administrator. Notwithstanding the foregoing, no modification or suspension of an election shall be effective for any bonus compensation that has been declared or is determinable at the time of the modification or suspension.

(b) Notwithstanding the twenty percent (20%) limitation contained in Subsection (a) hereof, Employees who were NCBC Plan participants on December 31, 2001 (“Grandfathered Participants”) may continue to contribute to the Plan in the same amounts and manner as such Grandfathered Participants were allowed to contribute to the NCBC Plan as in effect on December 31, 2001; provided, however, that the provisions of the NCBC Plan allowing for deferrals of gains on the exercise of stock options shall not apply to contributions to the Plan.

Notwithstanding the foregoing, in the event that a Grandfathered Member elects a percentage of Annual Compensation to be deferred under Plan Section 3.1 of twenty percent (20%) or less, such Grandfathered Member shall no longer be considered to be a Grandfathered Member.

(c) Notwithstanding the limitation contained in Subsection (a) hereof, the Plan Administrator may in its sole and absolute discretion permit one or more Members to make contributions in excess of the limitations contained in Subsection (a) and (b) hereof.

3.3 Matching Contributions. The Plan Sponsor proposes to credit on behalf of each Member for allocation to that Member’s Matching Account an amount determined pursuant to the following formula:

(a) determine the amount of matching contribution which would have been made under the 401(k) Plan if (a) the amount of salary deferrals contributed by the Member to the Plan pursuant to Plan Section 3.1 for the Plan Year were made to the 401(k) (and for this purpose considering any salary deferral contributions actually made by the Member to the 401(k) Plan for the Plan Year), (b) the definition of Annual Compensation contained in the Plan applied under the 401(k) Plan and (c) the 401(k) Plan did not contain any provisions restricting salary deferral contributions of “highly compensated employees” which do not apply equally to employees who are not “highly compensated employees” and any restrictions required by Code Sections 401(a)(17), 401(k)(3), 401(m), or 415, and

(b) reduce the amount determined under Subsection (a) hereof by the amount of matching contribution actually credited to the Member under the 401(k) Plan for the Plan Year (after application of the tests contained in Code Section 401(m)).

3.4 Effect on Other Plans. The amount of Annual Compensation or bonus deferred under the Plan shall not be deemed to be earnings or compensation for the purpose of calculating the amount of a Member’s benefits or contributions under a retirement or deferral plan of a Plan Sponsor or the basis or amount for any other benefit plan provided by a Plan Sponsor, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Member’s total compensation when determining a Member’s benefit under any benefit plan established by a Plan Sponsor, unless otherwise provided in such plan.

SECTION 4

CREDITING ACCOUNTS

4.1 Deferral Amounts. The Plan Sponsor shall credit Deferral Amounts deferred under Plan Section 3.1 to the Member’s Before-Tax Account as soon as practical after withholding.

4.2 Matching Contributions. The Plan Sponsor shall credit the matching contribution determined under Plan Section 3.3 as of the date amounts are credited under Plan Section 4.1.

4.3 Valuation Date. As of each Valuation Date, the Plan Sponsor shall determine the rate of return of each Individual Fund since the next preceding Valuation Date. The portion of the Member’s Account under the Plan invested in each Individual Fund shall be credited or charged with the rate of return for such Individual Fund.

SECTION 5

INDIVIDUAL FUNDS; HYPOTHETICAL INVESTMENT OF ALLOCATED ACCOUNTS

5.1 Until such time as the Plan Administrator may direct otherwise, each Member may elect to direct the Plan Administrator to invest contributions to his Account in one or more Individual Funds as the Member shall designate by providing notice to the Plan Administrator according to the procedures established by the Plan Administrator for that purpose.

(a) All investment elections of contributions being made at any time must be in multiples of 1%. Members may change the investment of contributions to their accounts in accordance with the procedures established by the Plan Administrator. New investment elections shall be effective as of the date that such elections are processed by the Plan Administrator in accordance with the procedures established for such purpose.

(b) An investment election, once given, shall be deemed to be a continuing election until changed as otherwise provided herein. If no election is effective for the date a contribution is to be made, all contributions which are to be made for such date shall be invested in such Individual Fund as the Plan Administrator may determine. To the extent permissible by law, no fiduciary shall be liable for any loss, which results from a Member’s exercise or failure to exercise his investment election

5.2 Except as limited by Section 5.3 hereof, a Member may elect according to the procedures established by the Plan Administrator, to transfer in multiples of 1% his Account between Individual Funds. An election under this Section 5.2 shall be effective as of the date that such elections are processed by the Plan Administrator in accordance with the procedures established for such purpose.

5.3 [Effective as of October 1, 2004, all references in this Section 5.3 to “NCFC Stock Fund” shall be deemed to be references to “Employer Stock Fund.” A Participant may elect to have a portion of his contributions invested in a NCFC Stock Fund. A Participant’s election to have a portion of his contributions invested in the NCFC Stock Fund shall be limited to fifty percent (50%) of the contributions. A Participant may elect to transfer any portion of his Account (except as limited in Subsection 5.2 above) from other investments into the NCFC Stock Fund. [The following sentence is added to the end of this Section 5.3, effective July 1, 2005:] Notwithstanding the preceding, effective as of July 1, 2005 and until otherwise announced by the Plan Administrator, no transfers of Account balances may be made into or out of the Employer Stock Fund.

SECTION 6

WITHDRAWALS

6.1 Financial Hardship. The Plan Administrator may pay all or a portion of a Member’s vested Account prior to the time it would otherwise be payable pursuant to this Plan,; provided, however, that any such distribution shall be made only if the Member is an Employee and demonstrates that he will suffer a financial hardship if he does not receive a distribution due to an Unforeseen Emergency determined to constitute a hardship by the Plan Administrator. The Plan Administrator shall have the sole and absolute discretion to determine if a Unforeseen Emergency exists with respect to a Member.

6.2 Payments for Hardship. Hardship payments shall be made to a Member only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the amount to be distributed on account of an Unforeseen Emergency shall be made by the Plan Administrator. A payment under this Plan Section shall be made in a lump sum in cash to the Member and shall be charged against the Member’s vested Account as of the day coinciding with or immediately preceding the date on which payment is made.

SECTION 7

DEATH BENEFITS

7.1 Death Prior to Commencement of Payment. Upon the death of a Member who dies prior to the date on which he is entitled to the commencement of payments of his Account, the Member’s Beneficiary shall receive the full value of the Member’s Account in the manner described in Section 8.3, commencing as soon as practicable following the Member’s death.

7.2 Death When No Longer an Employee. Upon the death of a Member who is no longer an Employee, but prior to the complete payment of his Account, the Member’s Beneficiary shall receive the entire unpaid vested portion of the Member’s Account in the manner described in Plan Section 8.3, commencing as soon as practicable following the Member’s death.

7.3 Payment to Beneficiary. If, subsequent to the death of a Member, the Member’s Beneficiary dies while entitled to receive benefits under the Plan, the successor Beneficiary, if any, or the Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term “Beneficiary” shall generally be entitled to receive benefits under the Plan. However, if the deceased Beneficiary was the Member’s spouse at the time of the Member’s death, or if no successor Beneficiary shall have been designated by the Member and be alive and no Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term “Beneficiary” shall be alive, the Member’s unpaid vested Accrued Benefit shall be paid to the personal representative of the deceased Beneficiary’s estate.

7.4 Payment. Any benefit payable under this Section 7 shall be paid in accordance with and subject to the provisions of Plan Section 8 after receipt by the Plan Administrator of notice of the death of the Member.

SECTION 8

PAYMENT OF BENEFITS

8.1 Termination of Employment. A Member shall be considered to have terminated employment with the Plan Sponsor or any Affiliate on the date determined by the Plan Administrator. Transfer of a Member from one Plan Sponsor to another Plan Sponsor shall not be deemed for any purpose under the Plan to be a termination of employment by the Member. [The remaining language in this Section 8.1 was added to the Plan effective July 1, 2003:] Notwithstanding the foregoing, a Member whose employment is transferred by a Plan Sponsor to First Market Bank on or about July 1, 2003, will not be considered to have terminated employment with the Plan Sponsor for the purposes of the Plan if such Member both (i) elects to transfer his account to a nonqualified plan maintained by First Market Bank which is substantially similar to the Plan, in the form and manner provided by the Primary Sponsor and (ii) delivers to the Primary a release, in such form and manner as provided by the Plan Administrator, releasing the Primary Sponsor from any liability for benefits under the Plan. If such election and release with respect to a Member is not delivered to the Primary Sponsor within ninety (90) days (or any longer period acceptable to the Primary Sponsor) from July 1, 2003, then such Member shall be considered to have terminated employment with the Plan Sponsor on the date he ceased to be an Employee of the Plan Sponsor,

8.2 Calculation of Accrued Benefit. As of a Member’s termination of employment, the vested Accrued Benefit of the Member shall be determined as of the Valuation Date coinciding with or immediately preceding the Member’s termination of employment and shall be increased by any Deferral Amounts credited to the Member’s Before-Tax Account since that Valuation Date and any contributions credited to the Member’s Matching Account since that Valuation Date. In addition, the Member’s Account shall be adjusted for the rate of return credited or charged pursuant to Plan Section 4 through the Valuation Date immediately preceding the date the Accrued Benefit is valued for imminent pay-out purposes. The portion of a Member’s Account which shall be vested shall be 100% of the Member’s Before-Tax Account and that portion of the Member’s Matching Account based on the vesting schedule pertaining to the Matching Account under the 401(k) Plan; provided, however, the Matching Account of all Members who are Employees on the date of a Change of Control shall be and become fully vested and nonforfeitable.

8.3 Form of Payment. The form of the payment of the vested Accrued Benefit of a Member shall be paid as soon as practicable after the date of the Member’s termination of employment in one of the following forms:

(a) If the Member’s vested Accrued Benefit is less than $100,000, the Member shall be paid in one single sum payment as soon as administratively practical following the date of the Member’s termination of employment.

(b) If the Member’s vested Accrued Benefit is $100,000 or more, but less than $300,000, the Member shall be paid in three (3) approximately equal annual installments, with the first installment commencing as soon as administratively practical following the date of the Member’s termination of employment. The unpaid portion of the Member’s vested Accrued Benefit shall continue to be invested in accordance with Plan Section 5.

(c) If the Member’s vested Accrued Benefit is $300,000 or more, the Member shall be paid in five (5) approximately equal annual installments, with the first installment commencing as soon as administratively practical following the date of the Member’s termination of employment. The unpaid portion of the Member’s vested Accrued Benefit shall continue to be invested in accordance with Plan Section 5.

A Member may elect to have that portion of his Account which is hypothetically invested an Individual Fund having as its principal investment objective the investment in shares of the Primary Sponsor’s common stock, distributed in full shares of the Primary Sponsor’s common stock, with any fractional shares being paid in cash. Such election shall be made at the time and in the form and manner prescribed by the Plan Administrator from time to time.

SECTION 9

ADMINISTRATION OF THE PLAN

9.1 Operation of the Plan Administrator. The Primary Sponsor shall be the Plan Administrator, unless it appoints a person, committee or other organization as the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor shall appoint a successor.

9.2 Duties of the Plan Administrator.

(a) The Plan Administrator shall make all payments under the terms of the Plan.

(b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Member or Beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Employees, Members, and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

(c) The Plan Administrator shall furnish Members and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

(d) The statement of specific duties for a Plan Administrator in this Plan Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

9.3 Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, other than the power to amend, modify or terminate the Plan or to determine the basis of any Plan Sponsor contributions.

SECTION 10

CLAIM REVIEW PROCEDURE

10.1 Denial of Claims. In the event that a Member or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedure.

10.2 Appeal of Denial. After receiving written notice of the denial of a claim, a claimant or his representative may:

(a) request a full and fair review of such denial by written application to the Plan Administrator;

(b) review pertinent documents; and

(c) submit issues and comments in writing to the Plan Administrator.

10.3 Written Notice for Review. If the claimant wishes such a review of the decision denying his claim to benefits under the Plan, he must submit such written applications to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

10.4 Hearing. Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

10.5 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

10.6 Decision on Appeal. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any; provided, however, a decision on the written application for review may be extended, in the event special circumstances such as the need to hold a hearing require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. The decision shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

SECTION 11

LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY

INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

11.1 No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

11.2 Attempt To Transfer. If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, then the payment of any such benefit in the event a Member or Beneficiary is entitled to payment shall, in the discretion of the Plan Administrator, cease and terminate and in that event the Plan Administrator shall apply the same for the benefit of such person, his spouse, children, other dependents or any of them in such manner and in such proportion as the Plan Administrator shall determine.

11.3 Minors or Incompetents. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

11.4 Missing Persons. Whenever the Plan Administrator cannot, within a reasonable time after payments are to commence, locate any person to or for the benefit of whom such payments are to be made, after making a reasonable effort to locate such person, the Plan Administrator may direct that the payment and any remaining payments otherwise due to the Member be cancelled on the records of the Plan, except that in the event the Member later notifies the Plan Administrator of his whereabouts and requests the payments due to him under the Plan, the Plan Sponsor shall re-credit the Member’s account and provide for payment of the re-credited amount to the Member as soon as administratively feasible.

SECTION 12

LIMITATION OF RIGHTS

Membership in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.

SECTION 13

AMENDMENT TO OR TERMINATION OF THE PLAN

13.1 Amendment and Termination. The Primary Sponsor or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Members or Beneficiaries of benefits already accrued under the Plan. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan each Member’s Account shall be payable to the Member as soon thereafter as is reasonably practicable. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan. Notwithstanding the foregoing, each Plan Sponsor may terminate its own participation in the Plan.

13.2 Termination by Plan Sponsor. Each Plan Sponsor other than the Primary Sponsor shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor, shall not be a termination as to any other Plan Sponsor.

13.3 Termination by Primary Sponsor. If the Plan is terminated by the Primary Sponsor it shall terminate as to all Plan Sponsors.

SECTION 14

ADOPTION OF PLAN BY AFFILIATES

Any corporation or other business entity related to the Primary Sponsor by function or operation and any Affiliate, if the corporation, business entity or Affiliate is authorized to do so by written direction adopted by the Board of Directors, may adopt the Plan by action of the board of directors or other appropriate governing body of such corporation, business entity or Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting corporation, or business entity or Affiliate. The resolution shall state and define the effective date of the adoption of the Plan by the Plan Sponsor.

SECTION 15

MISCELLANEOUS

15.1 Unfunded Plan. All payments provided under the Plan shall be paid from the general assets of the applicable Plan Sponsor and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Primary Sponsor may establish a grantor trust to assist it in funding its obligations under the Plan, and any payments made to a Member or Beneficiary from such trust shall relieve the Plan Sponsor from any further obligations under the Plan only to the extent of such payment.

15.2 Withholding. Each Plan Sponsor shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

15.3 Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first written above.

NATIONAL COMMERCE FINANCIAL CORPORATION.

/s/

By:	/s/ Sheldon M. Fox
Title:	Chief Financial Officer

ATTEST:	/s/ Not Legible
Title:

[CORPORATE SEAL]

Effective January 1, 2009, the following Appendix A is added to the Plan to read as follows:

APPENDIX A

1. Pre-2005 Deferrals. The terms of the Plan in effect on October 3, 2004 shall govern the time and form of distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A (the “Grandfathered Benefits”).

2. 409A Compliance. To the extent that benefits under the Plan are subject to Internal Revenue Code section 409A (“409A Benefits”), the Plan is intended to comply with such section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with this intention. The terms of this Appendix A shall apply to distributions of any 409A Benefits and not Grandfathered Benefits. Any provision of the Plan not in this Appendix that addresses distribution of benefits shall not apply to 409A Benefits.

3. Distributions. Subject to Paragraph 4, a Participant’s 409A Benefits, if any, shall be distributed in a lump sum within 30 days of the Participant’s Separation from Service.

4. Key Employee Delay. Notwithstanding anything herein to the contrary, in the event that a Participant is a Key Employee as of the date of his Separation from Service, his lump sum distribution shall be paid in the seventh month following the Participant’s Separation from Service (or, if earlier, in the month after the Participant’s death).

5. Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

6. 409A Requirements on Amendment or Termination. No amendment of the Plan shall apply to Grandfathered Benefits, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” under Code section 409A to the Grandfathered Benefits. Upon termination of the Plan, distribution of 409A Benefits shall be made to Participants and beneficiaries in the manner and at the time described in this Appendix, unless the Corporation determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

7. Definitions. All capitalized terms used in this Appendix and not defined herein shall have the same meaning as in the Plan. The following capitalized terms will have the meanings set forth in this Appendix whenever such capitalized terms are used:

(a) Key Employee. Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to Section (5) thereof)) if the common stock of the Corporation or an affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

(b) Separation from Service. Separation from Service or Separates from Service means a “separation from service” within the meaning of Code section 409A.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed this              day of December, 2008.

SUNTRUST BANK

By:
Title: